SHEREFF, FRIEDMAN, HOFFMAN & GOODMAN, LLP
                             919 Third Avenue
                      New York, New York 10022-9998
                             (212) 758-9500



February 23, 1996



T. Rowe Price Balanced Fund, Inc.
100 East Pratt Street
Baltimore, Maryland 21202

Dear Sirs:

     T. Rowe Price Balanced Fund, Inc. (the "Corporation"), a Maryland corporation, is filing with the Securities and Exchange Commission (the "Commission") a Rule 24f-2 Notice (the "Rule 24f-2 Notice") containing the information contained in paragraph (b)(1) of Rule 24f-2 under the Investment
Company Act of 1940, as amended (the "Rule"). The effect of the Rule
24f-2
Notice, when accompanied by the filing fee, if any, payable as prescribed by paragraph (c) of the Rule and by this opinion, will be to make definite in number the number of shares sold by the Corporation during the fiscal year ended
December 31, 1995 in reliance upon the Rule (the "Rule 24f-2 Shares").

     We have, as counsel to the Corporation, participated in various proceedings relating to the Corporation and to the Rule 24f-2 Shares. We have examined copies, either certified or otherwise proven to our satisfaction to be genuine, of its Charter and By-laws, as currently in effect, and a certificate of recent date issued by the Department of Assessments and Taxation of the State of
Maryland, certifying the existence and good standing of the Corporation. We have also reviewed the form of the Rule 24f-2 Notice being filed by the Corporation.
We are generally familiar with the business affairs of the Corporation.

     The Corporation has advised us that the Rule 24f-2 Shares were sold in the manner contemplated by the prospectus of the Corporation current at the time of sale, and that the Rule 24f-2 Shares were sold in numbers within the limits prescribed by the Corporation's Charter for consideration not less than the par value thereof as required by the laws of Maryland and not less than the net asset value thereof as required by the Investment Company Act of 1940, as amended.

     Based upon the foregoing, it is our opinion that:

                    1. The Corporation has been duly organized and is legally
                         existing under the laws of the State of
Maryland.

          2. The Corporation is authorized to issue one billion (1,000,000,000) shares of Capital Stock, par value one cent
               ($0.01) per share. Under Maryland law (i) the Board of Directors of the Corporation may increase or decrease the number of shares that the Corporation has authority to issue,
               and (ii) shares which were issued and which have subsequently been redeemed by the Corporation are, by virtue of such redemption, restored to the status of authorized and unissued
               shares.

          3. The Rule 24f-2 Shares were legally issued and are fully paid and non-assessable.

     We hereby consent to the filing of this opinion with the Securities and
Exchange Commission together with the Rule 24f-2 Notice of the Fund, and to the filing of this opinion under the securities laws of any state.

     We are members of the Bar of the State of New York and do not hold ourselves out as being conversant with the laws of any jurisdiction other than those of the United States of America and the State of New York. We note that we are not licensed to practice law in the State of Maryland, and to the extent that any opinion herein involves the law of Maryland, such opinion should be understood to be based solely upon our review of the documents referred to above, the published statutes of the State of Maryland and, where applicable, published cases, rules or regulations of regulatory bodies of that State.

                         Very truly yours,

                         /s/ Shereff, Friedman, Hoffman & Goodman, LLP

                         Shereff, Friedman, Hoffman & Goodman, LLP

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